                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                                     ISOCOR,

                         NETCS INFORMATIONSTECHNIK GMBH

                                       AND

               THE STOCKHOLDERS OF NETCS INFORMATIONSTECHNIK GMBH

                           DATED AS OF AUGUST 29, 1996
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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1 - PURCHASE AND SALE OF COMPANY CAPITAL STOCK ................        1

      1.1 Purchase and Sale ...........................................        1
      1.2 Acquisition Price ...........................................        1
      1.3 Certain Definitions .........................................        2
      1.4 Closing .....................................................        2
      1.5 Surrender of Shares; Payment of Acquisition Price ...........        4
      1.6 Additional Closing Date Deliveries ..........................        4
      1.7 No Further Ownership Rights in Company Common Stock .........        6
      1.8 Accounting Treatment ........................................        6

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE
             SELLING STOCKHOLDERS .....................................        6

      2.1 Organization of the Company .................................        6
      2.2 Company Capital Structure ...................................        7
      2.3 Subsidiaries ................................................        7
      2.4 Authority ...................................................        7
      2.5 No Conflict .................................................        7
      2.6 Consents ....................................................        8
      2.7 Company Financial Statements ................................        8
      2.8 No Undisclosed Liabilities ..................................        9
      2.9 No Changes ..................................................        9
      2.10 Tax Matters ................................................        9
      2.11 Restrictions on Business Activities ........................       10
      2.12 Title of Properties; Absence of Liens and Encumbrances;
           Condition of Equipment .....................................       10
      2.13 Intellectual Property ......................................       11
      2.14 Agreements, Contracts and Commitments ......................       13
      2.15 Interested Party Transactions ..............................       13
      2.16 Governmental Authorization .................................       14
      2.17 Litigation .................................................       14
      2.18 Accounts Receivable; Inventory .............................       14
      2.19 Minute Books ...............................................       15
      2.20 Environmental Matters ......................................       15
      2.21 Brokers' and Finders' Fees .................................       16
      2.22 Employees ..................................................       16
      2.23 Employee Benefit Plans and Compensation ....................       16
      2.23 Insurance ..................................................       18
      2.25 Compliance with Laws .......................................       18
      2.26 Complete Copies of Materials ...............................       18
      2.27 Warranties; Indemnities ....................................       18
      2.28 Pooling Matters ............................................       18
      2.29 Customers ..................................................       19
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                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                            ----
      2.30 Selling Stockholder Loans ..................................       19
      2.31 Representations Complete ...................................       19
      2.32 Limitations ................................................       19

ARTICLE IIA - FURTHER REPRESENTATION AND WARRANTIES OF
              THE SELLING STOCKHOLDERS ................................       20

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF PARENT
              AND ACQUISITION SUB .....................................       22

      3.1 Organization, Standing and Power ............................       22
      3.2 Authority ...................................................       23
      3.3 No Conflict .................................................       23
      3.4 Consents ....................................................       23
      3.5 SEC Documents; Parent Financial Statements ..................       23
      3.6 Absence of Certain Changes or Events ........................       24
      3.7 Litigation ..................................................       24
      3.8 Broker's and Finder's Fees ..................................       24
      3.9 Parent Common Stock .........................................       25
      3.10 Compliance with U.S. Securities Laws .......................       25
      3.11 Pooling Matters ............................................       25
      3.12 Parent Affiliates ..........................................       25

ARTICLE IV - CONDUCT PRIOR TO THE CLOSING DATE ........................       25

      4.1 Conduct of Business of the Company ..........................       25
      4.2 No Solicitation .............................................       26

ARTICLE V - ADDITIONAL AGREEMENTS .....................................       26

      5.1 Access to Information .......................................       27
      5.2 Confidentiality .............................................       27
      5.3 Expenses ....................................................       27
      5.4 Public Disclosure ...........................................       28
      5.5 Consents ....................................................       28
      5.6 Legal Requirements ..........................................       28
      5.7 Employment Agreements .......................................       28
      5.8 Spousal Consents ............................................       28
      5.9 Loans to Company ............................................       29
      5.10 Bank Guarantees ............................................       29
      5.11 Option Pool ................................................       29
      5.12 Company Accountants and Auditors ...........................       29
      5.13 Operating Plan and Financial Statements ....................       29
      5.14 Disposition of Aggregate Parent Shares .....................       29
      5.15 Notification of Certain Matters ............................       30
      5.16 Additional Documents and Further Assurances ................       30

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                            ----
ARTICLE VI - CONDITIONS TO THE ACQUISITION ............................       30

      6.1 Conditions to Obligations of Selling Stockholders ...........       30
      6.2 Conditions to the Obligations of Parent and Acquisition Sub .       31

ARTICLE VII - SECURITIES LAW COMPLIANCE ...............................       32

      7.1 Restrictions on Transfer of Parent Common Stock; Legends ....       32
      7.2 Rule 144 Reporting ..........................................       34

ARTICLE VIII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
               INDEMNITY; ESCROW ......................................       34

      8.1 Survival of Representations, Warranties and Covenants .......       34
      8.2 Agreement to Indemnify ......................................       35
      8.3 Costs Included ..............................................       35
      8.4 Limitation on Indemnity .....................................       35
      8.5 De minimus Limitation .......................................       35
      8.6 Further Limitation ..........................................       35
      8.7 Indemnification Procedures ..................................       35
      8.8 Escrow Arrangements .........................................       36
      8.9 Mechanics of Making Claims During Escrow Period .............       36

ARTICLE IX - APPOINTMENT OF AGENT FOR SELLING STOCKHOLDERS ............       37

      9.1 Appointment of Agent ........................................       37

ARTICLE X - TERMINATION, AMENDMENT AND WAIVER .........................       38

      10.1 Termination ................................................       38
      10.2 Effect of Termination ......................................       39
      10.3 Amendment ..................................................       39
      10.4 Extension; Waiver ..........................................       39

ARTICLE XI - GENERAL PROVISIONS .......................................       40

      11.1 Notices ....................................................       40
      11.2 Interpretation .............................................       41
      11.3 Counterparts ...............................................       41
      11.4 Entire Agreement; Assignment ...............................       41
      11.5 Severability ...............................................       41
      11.6 Other Remedies .............................................       42
      11.7 Specific Performance .......................................       42
      11.8 Governing Law ..............................................       42
      11.9 Rules of Construction ......................................       42
      11.10 English Language ..........................................       42

                           STOCK PURCHASE AGREEMENT

      This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of August 29, 1996 by and among ISOCOR, a California corporation ("Parent"), ISOCOR B.V. (as described below), NetCS Informationstechnik GmbH, a corporation organized under the laws of the Federal Republic of Germany registered under HRB 28025 AG Charlottenburg (the "Company"), and the stockholders of the Company and the partners of NetCS Mitarbeiter GbR whose names appear on the signature pages hereto (each a "Selling Stockholder" and, collectively, the "Selling Stockholders").

                                    RECITALS

      A. The Selling Stockholders collectively own all of the capital stock (quota interests) of the Company issued and outstanding or issuable upon exercise of options, warrants or other rights ("Rights") to purchase capital stock of the Company.

      B. Through ISOCOR, B.V., a corporation organized under the laws of The Netherlands and a wholly owned subsidiary of Parent ("Acquisition Sub"), Parent desires to acquire from the Selling Stockholders, and the Selling Stockholders desire to sell to the Parent, all of the shares of Company Capital Stock (as hereinafter defined) owned by them (the "Acquisition"), in exchange for the consideration specified herein and subject to the terms and conditions hereof.

      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                    ARTICLE I

                   PURCHASE AND SALE OF COMPANY CAPITAL STOCK

      1.1 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing (as hereinafter defined), Parent shall cause Acquisition Sub to purchase from each Selling Stockholder and Acquisition Sub shall purchase from each Selling Stockholder, and each Selling Stockholder shall sell, assign, transfer and deliver to Acquisition Sub, the quotas of Company Capital Stock indicated next to such Selling Stockholder's name on Schedule 1.1 hereto, free and clear of all liens, claims, encumbrances or adverse interests of any kind ("Liens").

      1.2   Acquisition Price.

            (a) In reliance on the representations, warranties and covenants of the Selling Stockholders contained herein, and in consideration of the aforesaid sale, assignment, transfer and delivery of the Company Capital Stock, Acquisition Sub shall pay to the Selling Stockholders, in full payment for the Company Capital Stock, an aggregate number of shares of Parent's common stock ("Parent Common Stock"), equal to such Selling Stockholder's portion of the Aggregate Parent Shares (as hereinafter defined). The number of shares of Parent Common Stock to which each Selling Stockholder shall be entitled at the Closing shall be determined by multiplying (i) the

Aggregate Parent Shares by (ii) applicable percentages for each Selling Stockholder as set forth on Schedule 1.2 hereto. At the request of Acquisition Sub, Parent shall issue the Aggregate Parent Shares directly to the Selling Stockholders in fulfillment of Acquisition Sub's obligations under this Section 1.2(a). The parties understand and acknowledge that promptly following the Closing, NetCS Mitarbeiter GbR, a Selling Stockholder, shall distribute its portion of the Aggregate Parent Shares to its constituent partners, in the applicable percentages set forth on Schedule 1.2 hereto.

            (b) No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each Selling Stockholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such Selling Stockholder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Average Price (as hereinafter defined).

      1.3 Certain Definitions. As used in this Agreement, the following terms not otherwise defined herein shall have the meanings specified in this Section 1.3:

            (a) "Company Capital Stock" shall mean the aggregate number of quotas ("Geschaefts-anteile") of Company Common Stock outstanding immediately prior to the Closing Date (as hereinafter defined) with a total nominal value of DM 100,000, including quotas of Company Common Stock issuable upon exercise of all Rights to purchase Company Common Stock that are not canceled immediately prior to the Closing Date.

            (b) "Aggregate Parent Shares" shall be 475,000 shares of Parent Common Stock (appropriately adjusted to reflect the effect of any reverse split, stock split, stock dividend, reorganization, recapitalization or the like (a "Recapitalization") with respect to the Parent Common Stock occurring after the date hereof and prior to the Closing Date).

            (c) "Average Price" shall mean the per share price of the Parent Common Stock that equals the closing sale price for the Parent Common Stock as reported on the Nasdaq National Market on the Closing Date.

            (d) "Escrow Amount" shall be a number of shares of Parent Common Stock obtained by multiplying (i) the Aggregate Parent Shares by (ii) ten percent (10%), rounded to the nearest whole share.

      1.4 Closing. The Closing of the Acquisition (the "Closing") shall occur at the offices of Doeser, Amereller Noack located at Kleiststr. 23-26, 10787 Berlin, Germany, at 4:00 p.m., local time, on August 29, 1996 or, if any consent or approval of any Governmental Entity required to be obtained has not been obtained by such date, then the second business day following the date such approval or consent is obtained, but in no event later than August 31, 1996. The date on which the Closing shall occur is referred to herein as the "Closing Date."


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1.5   Surrender of Shares; Payment of Acquisition Price.

            (a) Prior to the Closing Date (as hereinafter defined), Parent shall designate American Stock Transfer & Trust Company, or such other bank or trust company with assets of not less than $100,000,000 as it may determine, to act as exchange agent (the "Exchange Agent") in the Acquisition.

            (b) At the Closing, each Selling Stockholder shall assign his, her or its quota or quotas of the Company Capital Stock owned by such Selling Stockholder under a notarized deed in substantially the form set forth on
Schedule 1.5 hereto, along with an executed Form W-9 or W-8, as applicable.

            (c) Not later than the Closing Date, Parent shall, through Acquisition Sub, cause the Exchange Agent to issue to the Selling Stockholders, for exchange in accordance with this Article I, the Aggregate Parent Shares in exchange for the Company Capital Stock; provided that Acquisition Sub shall deposit a portion of the Aggregate Parent Shares constituting the Escrow Amount into an escrow account pursuant to Section 8.8 below. The portion of the Escrow Amount contributed on behalf of each Selling Stockholder shall be as set forth on Schedule 1.5.

            (d) As promptly as practicable after Acquisition Sub's receipt from a Selling Stockholder of his, her or its quota or quotas of Company Capital Stock, the Exchange Agent shall mail to such Selling Stockholder the number of shares of Parent Common Stock to which such Selling Stockholder shall be entitled pursuant to Section 1.2 (subject to the escrow pursuant to Section 8.8). Until so surrendered, each outstanding quota of Company Capital Stock held by a Selling Stockholder shall be deemed, from and after the Closing Date, to evidence only the right to receive shares of Parent Common Stock or cash, as applicable, in respect of each such quota of Company Capital Stock (subject to the escrow pursuant to Section 8.8). Notwithstanding the foregoing, an individual Selling Stockholder shall only be entitled to receive Aggregate Parent Shares upon compliance with Section 5.8 by such Selling Stockholder.

      1.6   Additional Closing Date Deliveries.

            (a) Subject to fulfillment or waiver of the conditions set forth in
Section 6.2, at the Closing, Parent shall deliver or cause to be delivered to the Selling Stockholders the following:

                  (i) a copy of Parent's Articles of Incorporation, certified as of a recent date by the Secretary of State of the State of California;

                  (ii) a certificate of good standing of Parent issued as of a recent date by the Secretary of State of the State of California;

                  (iii) a certificate of the Secretary or an Assistant Secretary of Parent, dated the Closing Date, as to (1) no amendments to the Articles of Incorporation of Parent since the date of the certificate specified in clause
(i); (2) the Bylaws of Parent; (3) the resolutions of the Board of Directors of Parent authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (4) incumbency and signatures of officers of Parent executing this Agreement and any Related Agreement (as hereinafter defined);

                  (iv) opinion of Venture Law Group, A Professional Corporation, counsel to Parent, in form and substance reasonably satisfactory to counsel for the Company and covering the matters set forth in Sections 3.1, 3.2, 3.3, 3.4,
3.7 and 3.9 as they relate to Parent, and opinion of Coopers & Lybrand L.L.P., in its capacity as special counsel to Acquisition Sub with respect to the Acquisition, in form and substance reasonably satisfactory to counsel for the Company and covering the matters set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.7 and 3.9 as they relate to Acquisition Sub;

                  (v) the certificate contemplated by Section 6.1(c), duly executed by the President or any Vice President of Parent; and

                  (vi) the Escrow Agreement, duly executed by Parent and Acquisition Sub.

            (b) Subject to fulfillment or waiver of the conditions set forth in
Section 6.1, at the Closing, the Selling Stockholders shall deliver to Parent and Acquisition Sub the following:

                  (i) certified Charter of the Company ("Satzung");

                  (ii) certified excerpt from the commercial register regarding the Company dated not more than three (3) days prior to the Closing Date;

                  (iii) such other appropriate certificates on behalf of the Company as to resolutions and incumbency as Parent may reasonably request;

                  (iv) opinion of Doeser, Amereller Noack, counsel for the Company, in form and substance reasonably satisfactory to Parent and covering the matters set forth in Sections 2.1, 2.2, 2.4, 2.5, 2.6 and 2.17, respectively, and opinions of counsel for the Selling Stockholders (who may be the same as counsel for the Company), in form and substance reasonably satisfactory to Parent and covering the matters set forth in paragraph (a) of
Article IIA;

                  (v) the certificates contemplated by Section 6.2(b), duly executed by the Managing Directors ("Geschaeflsfuehrer") of the Company and the Agent (as hereinafter defined) on behalf of each of the Selling Stockholders;

                  (vi) the Escrow Agreement, duly executed by the Agent on behalf of the Selling Stockholders; and

                  (vii) such other certificates as may reasonably be requested by Parent.

            (c) At the Closing, the Company shall deliver to the Selling Stockholders the following:

                  (i) Copies of the opinion of Doeser, Amereller Noack delivered to Parent as provided in Section 1.6(b)(iv), in each case addressed to the Selling Stockholders; and

                  (ii) A certificate similar to the certificate provided to Parent pursuant to Section 6.2(c), duly executed by the Managing Directors (Geschaeflsfuehrer) on behalf of the Company.

            (d) Parent, Acquisition Sub and the Selling Stockholders shall execute and deliver to each other such other documents and instruments as the other may reasonably request, or as necessary or appropriate, to effect the sale, transfer, assignment, conveyance and delivery to Acquisition Sub of good title to the Company Capital Stock and the Acquisition Sub's ownership of the Company and to evidence the due execution, delivery and performance of this Agreement and satisfaction of the conditions to the obligations of each party.

      1.7 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued in exchange for quotas of Company Capital Stock in accordance with the terms of this Agreement (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such quotas of Company Capital Stock. If, after the Closing Date, quotas of Company Capital Stock are presented by a Selling Stockholder to the Company for any reason, they shall be exchanged as provided in this Article I (subject to the escrow pursuant to Section 8.8).

      1.8 Accounting Treatment. The parties intend that the transactions contemplated by this Agreement shall be treated by Parent as a pooling of interests for accounting purposes.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                           OF THE SELLING STOCKHOLDERS

      The Company and the Selling Stockholders, jointly and severally, hereby represent and warrant to Parent and Acquisition Sub, subject to the exceptions specifically disclosed in the disclosure letter (referencing the appropriate section number) to be delivered by the Company to Parent at least five (5) days prior to the Closing (the "Company Disclosure Letter"), as follows (unless the content otherwise requires, references to the Company shall include references to the Company and any subsidiary of the Company):

      2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of Germany. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified could have a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Company ("Material Adverse Effect"). The Company has delivered a true and correct officially certified copy of its actual excerpt from the Commercial Register of the Company, as amended to date (the "Charter"), to Parent or its counsel.

      2.2   Company Capital Structure.

            (a) The authorized capital stock of the Company consists solely of 14 quota interests (shares) in the aggregate amount of DM 100,000, all of which are issued and outstanding. The Company Capital Stock is held by the persons and in the amounts set forth on Schedule 1.1. At the time of the Closing, Schedule
1.1 shall have been appropriately adjusted to reflect exercises from the date hereof of options outstanding on the date hereof as provided in paragraph (b). All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Charter or any agreement to which the Company or its stockholders are parties or by which they are bound.

            (b) Except as set forth in Section 2.2(b) of the Company Disclosure Letter, there are no Rights, commitments or agreements of any character, written or oral, to which the Company or any Selling Stockholder is a party or by which any of them is bound obligating the Company or its stockholders to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company or its stockholders to grant, extend, accelerate the vesting of, change the price of; otherwise amend or enter into any such option, warrant, call, right, commitment or agreement, including without limitation in favor of employees of the Company.

      2.3 Subsidiaries. Except as set forth in Section 2.3 of the Company Disclosure Letter, the Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

      2.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement. The execution and delivery of this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Acquisition, this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

      2.5 No Conflict. Except as set forth in Section 2.5 of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and, as of the Closing Date, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Company's Charter, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license required to be set forth in Section 2.14(a) of the Company Disclosure Letter or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, except, in the case of clauses (ii) and (iii), to the extent any such conflict, violation, default or loss would not have a Material Adverse Effect.

      2.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other U.S. or German federal, state, county or local or European Community or other foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required by or with respect to the Company or the Selling Stockholders in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings (i) as may be required under applicable securities laws, (ii) as are set forth in Section 2.6 of the Company Disclosure Letter or (iii) the failure to obtain which would not have a Material Adverse Effect.

      2.7   Company Financial Statements.

            (a) Section 2.7(a) of the Company Disclosure Letter includes the Company's unaudited financial statements (balance sheets, income statements and statements of cash flows ("Kennzahlen Cash Flow")) as of and for the fiscal years ending December 31, 1995, 1994 and 1993 and for the seven (7) months ended July 31, 1996. Such financial statements are referred to collectively as the "Financial Statements." Except as set forth in Schedule 2.7(a), the Financial Statements are complete and correct and have been prepared in accordance with generally accepted accounting principles in Germany ("GAAP"), applied on a basis consistent throughout the periods indicated (except that they do not contain the notes necessary to be in accordance with GAAP). The Financial Statements present or will present, as applicable, fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein. The balance sheet of the Company as of July 31, 1996 is hereinafter referred to as the "Balance Sheet." July 31, 1996 is hereinafter referred to as the "Balance Sheet Date." The Balance Sheet, and the Company's results of operations for the seven (7) months ended July 31, 1996, will not include any reserves, write-offs or non-recurring charges in an amount that is not consistent with the Company's past practices.

            (b) Irrespective of any disclosure set forth in Section 2.7 of the Company Disclosure Letter, the net asset value of the Company pursuant to
Section 272 of the German Commercial Code (HGB) calculated according to German GAAP amounts to at least DM 750,000 as of the Balance Sheet Date.

            2.8 No Undisclosed Liabilities. Except as set forth in Section 2.8 of the Company Disclosure Letter or reflected or reserved against in the Balance Sheet, as of the Balance Sheet Date the Company did not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which in the aggregate exceeded U.S. $50,000, nor has the Company incurred any such liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement since the Balance Sheet Date, except for liabilities incurred in the ordinary course of business that, in the aggregate, do not exceed U.S. $50,000. The guarantees described in Section 2.8 of the Company Disclosure Letter are the only guarantees outstanding in favor of the Company, and the amount and purpose of such guarantees are as described in the Company Disclosure Letter.

      2.9 No Changes. Since July 31, 1996, there has not been, occurred or arisen any transaction by the Company except in the ordinary course of business, to the best knowledge of the Company and the Selling Stockholders, no circumstances have arisen that would materially alter the financial position of the Company with lasting effect and there have not occurred any extraordinary events that could negatively affect the current or future business activities or results of operations of the Company.

      2.10  Tax Matters.

            (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes," means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use, occupation and value, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, social security, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

            (b)   Tax Returns and Audits.

                  (i) The Company, as of the Closing Date, will have prepared and timely filed or made a timely request for extension for all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations, and such Returns are true, correct and complete and have been completed in accordance with applicable law.

                  (ii) The Company, as of the Closing Date: (A) will have paid or properly accrued on the Financial Statements all Taxes it is required to pay or accrue (whether or not required to be shown on the Returns) or would be required to accrue on the Balance Sheet Date if that date was the end of the Company's fiscal year and (B) will have withheld and timely remitted with respect to its employees all income taxes and other Taxes required to be withheld and remitted.

                  (iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                  (iv) No audit or other examination of any Return of the Company is presently in progress or pending. All previous audits or examinations of any Returns of the Company are described in Section 2.10 of the Company Disclosure Letter.

                  (v) The Company does not have any liabilities for unpaid federal, state, local and foreign Taxes due and payable on or before the Closing Date which have not been accrued or reserved against in accordance with GAAP on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise.

                  (vi) The Company has provided to Parent or its legal counsel copies of all foreign, federal and state income and all state sales and use Tax Returns and "Equity Statements" (EK-Gliederungen) filed for all years as to which any applicable statute of limitations has not expired.

                  (vii) There are no Liens of any sort on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable, and the Company has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on any assets of the Company.

            (c) Tax Losses. The Company's trade loss as of December 31, 1995 amounted to at least DM 80,000.

      2.11 Restrictions on Business Activities. Except as set forth in Section
2.11 of the Company Disclosure Letter, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its employees is a party or otherwise binding upon the Company or any of its employees that has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company, except such prohibitions or impairments as would not have a Material Adverse Effect.

      2.12 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

            (a) The Company owns no real property, nor has it ever owned any real property, except to the extent that its leasehold interests constitute ownership. Section 2.12(a) of the Company Disclosure Letter sets forth a list of all real property currently owned or leased by the Company and, in the case of leased property, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and/or other fees payable under any such lease. All such leases are in full force and effect, are valid and effective as against the Company and, to the best knowledge of the Company and the Selling Stockholders, the lessors thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company, which could have a Material Adverse Effect.

            (b) Except for customary retention of title (whereby title is not transferred until payment is made for an asset), the Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets other than real property used or held for use in its business, free and clear of any Liens), except as reflected in the Company Financial Statements and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

            (c) The equipment and other tangible personal property owned or leased by the Company (i) is, in the reasonable judgment of the Company, adequate for the conduct of the business of the Company as currently conducted,
(ii) is in good operating condition, subject to normal wear and tear, and (iii) has been reasonably maintained.

            (d) Except as set forth in Section 2.12(d) of the Company Disclosure Letter, the Company owns or has valid and continuing rights to use all of the properties and assets (including without limitation all intellectual property rights) necessary to conduct its business as currently conducted in all material respects.

            (e) Except as set forth in Section 2.12(e) of the Company Disclosure Letter, the Company has not entered into any agreements or arrangements with respect to the leasing of real or personal property.

      2.13  Intellectual Property.

            (a) Except as set forth in Section 2.13(a) of the Company Disclosure Letter, the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or materials that are used in the business of the Company as currently conducted or as proposed to be conducted (the "Company Intellectual Property Rights"), except to the extent the failure to so own, license or possess any such Company Intellectual Property Right would not have a Material Adverse Effect. All software of the Company is owned 100% by the Company free and clear of all present and future claims (except for future claims made under the Employee Invention Act) from any third parties currently or previously involved with the software in any capacity, including but not limited to employees of the Company, and there are no claims pursuant to the German Gesetz ueber Arbeitnehmererfindungen and related regulations thereto. All products of the Company are described in Section 2.13(a) of the Company Disclosure Letter. The Company agrees that within seven (7) days following the Closing of the Acquisition, it shall deliver copies of the software in source code format to Parent, provided that such delivery shall not be construed as a transfer of any rights in the software.

            (b) Section 2.13 of the Company Disclosure Letter sets forth a complete list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefor, in respect of any of the foregoing included in the Company Intellectual

Property Rights, and specifies, where applicable, the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Section 2.13 of the Company Disclosure Letter also sets forth a complete list of all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company or any other person is authorized by the Company to use any Company Intellectual Property Right or other trade secret material of the Company, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. The Company is not in violation in any material respect of any such license, sublicense or agreement. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, (i) will not cause the Company to be in violation or default in any material respect under any such license, sublicense or agreement, (ii) entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement or (iii) require the Company to repay any funds already received by it from a third party.

            (c) Except as set forth in Section 2.13(c) of the Company Disclosure Letter, no claim with respect to the Company Intellectual Property Rights has been asserted against the Company, nor to the best knowledge of the Company or the Selling Stockholders is threatened against the Company or has been asserted or threatened against a third party, nor is the Company or any Selling Stockholder aware of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any of the products of the Company as now manufactured, sold, licensed or used infringes on any copyright, patent, trademark, service mark, trade secret or other proprietary right of any third party, (ii) against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, how-how or computer software programs and applications used in the Company's business as currently conducted or as proposed to be conducted by the Company or
(iii) challenging the validity, effectiveness or ownership by the Company of any of the Company Intellectual Property Rights. All registered patents, trademarks, service marks and copyrights held by the Company are valid and subsisting. To the best knowledge of the Company and the Selling Stockholders, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights owned by the Company by any third party, including any employee or consultant or former employee or consultant of the Company. No Company Intellectual Property Right or product of the Company is subject to any outstanding decree, order, judgment or stipulation restricting in any manner the licensing thereof by the Company. The Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any significant geographic area, during any period of time in excess of one (1) year, or in any significant segment of the market.

            (d) Except as set forth in Section 2.13(d) of the Company Disclosure Letter, all current and former employees and contractors of the Company have executed an Employee Proprietary Information and Invention Agreement.

      2.14  Agreements, Contracts and Commitments.

            (a) Except as set forth in Section 2.14(a) of the Company Disclosure Letter, the Company does not have continuing obligations under, is not a party to nor is it bound by:

                  (i) any agreement of indemnification or guaranty, other than intellectual property indemnification to customers in the ordinary course of business and containing customary and reasonable terms,

                  (ii) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person,

                  (iii) any development agreement, or

                  (iv) any other agreement, contract or commitment (except for agreements, contracts or commitments with customers) that involves U.S. $50,000 or more or is not cancelable without penalty within ninety (90) days.

            (b) Except as noted in Section 2.14(b) of the Company Disclosure Letter, the Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of (i) any agreement, contract or commitment required to be set forth in Section 2.14(a) of the Company Disclosure Letter, or (ii) any other material agreement, contract or commitment to which it is a party or by which it is bound (any such agreement, contract or commitment, a "Contract"), nor is the Company aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect as against the Company and, to the best knowledge of the Company and the Selling Stockholders, the other parties thereto, and, except as otherwise disclosed in Section 2.14(a) of the Company Disclosure Letter, the Company is not aware that any party obligated to the Company pursuant thereto is subject to any material default thereunder. The Company has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Acquisition or to remain in effect without modification after the Acquisition.

      2.15 Interested Party Transactions. To the best knowledge of the Company and the Selling Stockholders, no officer, director, employee , consultant or holder of Company Capital Stock, nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any contract or agreement set forth in Section 2.14 of the Company Disclosure Letter; provided that passive ownership of no more than five percent (5%) of the outstanding stock (or equivalent ownership interests) of a corporation or other entity shall not be deemed an "interest in any entity" for purposes of this Section 2.15.

      2.16 Governmental Authorization. Section 2.16 of the Company Disclosure Letter accurately lists each material consent, license, permit, grant or other authorization issued to the Company by a Governmental Entity (a) pursuant to which the Company currently operates or holds any interest in any of its properties or (b) which is required for the operation of its business or the holding of any such interest (herein collectively called "Company Authorizations"). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets, except to the extent the failure to maintain any such Company Authorization would not have a Material Adverse Effect.

      2.17 Litigation. There is no action, suit, claim, proceeding or arbitration of any nature pending or, to the best knowledge of the Company and the Selling Stockholders, threatened against the Company, its properties or any of its officers, directors or stockholders in respect of the Company. There is no investigation pending or, to the best knowledge of the Company and the Selling Stockholders, threatened against the Company, its properties or any of its officers, directors or stockholders in respect of the Company by or before any governmental entity. No governmental entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

      2.18  Accounts Receivable; Inventory.

            (a) Set forth in Section 2.18(a) of the Company Disclosure Letter is a list of all accounts receivable of the Company reflected on the Balance Sheet ("Accounts Receivable") along with a range of days elapsed since invoice as of the Balance Sheet Date. All Accounts Receivable of the Company (i) arose in the ordinary course of business, (ii) represent bona fide indebtedness incurred by the applicable account debtors in the amounts invoiced by the Company and stated on its books and records, subject to collection, (iii) are carried at values determined in accordance with GAAP, consistently applied, and (iv) are not subject to any defenses, counterclaims or claims for set off. The reserves against the Accounts Receivable have been established in accordance with GAAP, and based upon a review of such Accounts Receivable, the Company believes such reserves to be adequate. No person has any Lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable. To the best knowledge of the Company and the Selling Stockholders, none of such Accounts Receivable is owed by a person or entity that has sought the protection of any bankruptcy or insolvency law or is the subject of any dispute as to payment.

            (b) Set forth in Section 2.18(b) of the Company Disclosure Letter is a list of all accounts receivable of the Company outstanding as of the date two
(2) days prior to the date of this Agreement. Ninety seven percent (97%) of the aggregate amount of such accounts receivable shall be paid and collected within one hundred five (105) days following the Closing Date; provided, however, that, in the event of breach of this representation, the Selling Stockholders shall only be obligated under the indemnification provisions set forth in Article VIII hereof if the Company transfers and assigns the accounts receivable which are the subject of the requested indemnification.

            (c) All of the inventories of the Company reflected on the Balance Sheet and the Company's books and records on the date hereof were purchased, acquired or produced in the ordinary and regular course of business and in a manner consistent with the Company's regular inventory practices and are set forth on the Company's books and records in accordance with the practices and principles of the Company. The reserves against such inventory have been established in accordance with GAAP. Based upon a review of its inventories, the Company believes its inventory reserves as reflected on the Balance Sheet to be adequate with respect to inventories that are obsolete, defective or in excess of the needs of the business of the Company reasonably anticipated for the normal operation of the business consistent with past practices and outstanding customer contracts. The presentation of inventory on the Balance Sheet conforms to GAAP and such inventory is stated at the lower of cost (determined using the first-in, first-out method) or net realizable value.

      2.19 Minute Books. The minute books of the Company described in Section
2.19 of the Company Disclosure Letter and made available to counsel for Parent or otherwise to the persons designated by Parent are the only minute books of the Company and contain a reasonably accurate summary of all meetings of the directors (or committees thereof) and stockholders or actions by written consent since the formation of the Company.

      2.20  Environmental Matters.

            (a) Hazardous Material. Except as set forth on Section 2.20 of the Company Disclosure Letter, no underground storage tank containing any regulated amount of any substance that has been designated by any Governmental Entity or by applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to applicable law (a "Hazardous Material"), excluding reasonable quantities of office and janitorial supplies properly and safely maintained, is present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

            (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.

            (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Materials Activities as such activities are currently being conducted, except to the extent the failure to hold any such Environmental Permit would not have a Material Adverse Effect.

            (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any material environmental liability.

      2.21 Brokers' and Finders' Fees. Except as described on Section 2.21 of the Company Disclosure Letter, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      2.22 Employees. Section 2.22 of the Company Disclosure Letter sets forth a list of all employees of and consultants to the Company, including for each employee or consultant, his or her name, employment or consulting commencement date, birthdate, compensation (including salary, bonus, commissions, perquisites, insurance benefits and car allowances) and notice required prior to termination of employment or consulting services. Such list is complete and accurate in all material respects.

      2.23  Employee Benefit Plans and Compensation.

            (a) For purposes of this Section 2.23, the following terms shall have the meanings set forth below:

                  (i) "Company Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for bonuses, severance, termination pay, performance awards, stock or stock-related awards, pensions, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, any plan which is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any Employee (as defined below), and pursuant to which the Company has or may have any material liability, contingent or otherwise;

                  (ii) "Employee" shall mean any current, former or retired employee, officer or director of the Company or any Affiliate; and

                  (iii) "Employee Agreement" shall refer to each employment, severance, consulting or similar agreement or contract between the Company and any Employee.

            (b) Section 2.23(b) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company does not have any plan or commitment, whether legally binding or not, to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any

Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

            (c) The Company and its Affiliates have performed all obligations required to be performed by them under each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, except to the extent the failure to so perform or maintain would not have a Material Adverse Effect; (ii) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; and (iii) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to the Company, Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event).

            (d) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

            (e) The Company (i) to the best knowledge of the Company and the Selling Stockholders, is in compliance in all material respects with all applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, health benefits, social security, pension or other benefits for Employees (other than routine payments to be made in the normal course of business and consistent with past practice and other than payments which are not material either individually or in the aggregate, required under applicable German statutory provisions).

            (f) No work stoppage or labor strike against the Company is pending or, to the best knowledge of the Company and the Selling Stockholders, threatened. The Company is not involved in or threatened with any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to the Company. The Company has not engaged in any unfair labor practices which could, individually or in the aggregate, directly or indirectly result in a liability to the Company. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

      2.24 Insurance. Section 2.24 of the Company Disclosure Letter lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. The Company believes that such insurance policies are customary for similarly situated companies and reasonably satisfactory to ensure the Company against the risks associated with its business. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

      2.25 Compliance with Laws. The Company has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of any material violation with respect to, any foreign, or any German federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, assets or properties.

      2.26 Complete Copies of Materials. The Company has made available to Parent or Parent's counsel prior to the Closing, true and complete copies of each agreement, contract, commitment or other document (or summaries of same) that is referred to in the Company Disclosure Letter or that has been requested by Parent or its counsel.

      2.27 Warranties; Indemnities. Section 2.27 of the Company Disclosure Letter sets forth a summary of all warranties and indemnities relating to products sold or services rendered by the Company, and no warranty or indemnity has been given by the Company which differs therefrom in any material respect.
Section 2.27 of the Company Disclosure Letter also indicates all warranty and indemnity claims in excess of $10,000 made against the Company since January 1, 1996.

      2.28 Pooling Matters. Neither the Company nor any of its affiliates has, to its knowledge and based upon consultation with its independent accountants, taken or agreed to take any action that would affect adversely the ability of Parent to account for the transactions contemplated by this Agreement as a pooling of interests in accordance with U.S. generally accepted accounting principles.

      2.29 Customers. Section 2.29 of the Company Disclosure Letter sets forth
(i) a list of the Company's top ten customers, (ii) a list of customers of strategic importance to the Company not otherwise set forth in the list required by (i) above and (iii) a list of all contracts or agreements with customers which cannot be terminated on or prior to December 31, 1997. With respect to each contract or agreement referenced in (iii) above, Section 2.29 of the Company Disclosure Letter contains a description of all future obligations of the Company under such contract or agreement, a description of provisions related to transfer of intellectual property rights, a description of the termination provisions of such contract or agreement and, if applicable, a description of any minimum purchase requirements under such contract or agreement. None of the Company's contracts or agreements with its customers contains any extraordinary terms, in particular with respect to future obligations of the Company, transfers of intellectual property rights, termination provisions or minimum purchase requirements.

      2.30 Selling Stockholder Loans. Section 2.30 of the Company Disclosure Letter sets forth a list of all outstanding loans made by any Selling Stockholder to the Company, including the name of the lender, the due date of the loan and the current (and any previous) rate at which the loan bears interest. All interest paid by the Company under such loans has been paid at arm's length. There are no other loans outstanding and no other obligation of any type, absolute or contingent, owed to any Selling Stockholder by the Company. The amounts of such Selling Stockholder loans do not exceed the amounts set forth in the Company Disclosure Letter. Any loans made by the Company to any of the Selling Stockholders are in amounts not less than set forth in Section
2.30 of the Company Disclosure Letter.

      2.31 Representations Complete. None of the representations or warranties made in this Article II (as modified by the Company Disclosure Letter), nor any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the stockholders of the Company in connection with soliciting their agreement to become a party to this Agreement and the Acquisition, contains, as of the date hereof; any untrue statement of a material fact, or omits, as of the date hereof, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. To the best knowledge of the Company and the Selling Stockholders, there is no event, fact or condition that materially and adversely affects the business, assets, financial condition or results of operations of the Company, or that reasonably could be expected to do so, that has not been set forth in this Agreement or in the Company Disclosure Letter, other than general economic or industry-wide events, facts or conditions.

      2.32 Limitations. The Selling Stockholders hereby disclaim any representation or warranty of merchantability or fitness for any particular purpose.

                                   ARTICLE IIA

                      FURTHER REPRESENTATION AND WARRANTIES
                           OF THE SELLING STOCKHOLDERS

      Each Selling Stockholder further represents and warrants severally to Parent and Acquisition Sub as follows:

      (a) Selling Stockholder is the sole record and beneficial owner of the shares of Company Capital Stock set forth next to his, her or its name on
Schedule 1.1, and such shares are to be sold pursuant to this Agreement. Such shares of Company Capital Stock are not subject to any claim, lien, pledge, charge, security interest or other encumbrance or to any rights of first refusal of any kind, and Selling Stockholder has not granted any rights to purchase such shares to any other person or entity. Selling Stockholder has the sole right to transfer such shares to Acquisition Sub. Such shares constitute all of the shares of Company Capital Stock owned, beneficially or of record, by Selling Stockholder, and Selling Stockholder has no other Rights to acquire shares of Company Capital Stock. Upon delivery to Acquisition Sub of such shares, together with a duly executed transfer instrument, Acquisition Sub will receive good title to such shares, subject to no claim, lien, pledge, charge, security interest or other encumbrance retained, granted or permitted by Selling Stockholder or the Company.

      (b) The quotas exchanged hereunder do not represent all or substantially all of each of the Selling Stockholder's assets (Sec. 419 German Civil Code). In the event that Parent and/or Acquisition Sub becomes liable under the provisions of Section 419 of the German Civil Code, the Selling Stockholders other than Thomas Schaefer and Cornelia Sternke, jointly and severally, shall hold Parent and Acquisition Sub harmless from such liabilities, and all Selling Stockholders other than Thomas Schaefer and Cornelia Sternke, jointly and severally, shall assume such liabilities. Any Selling Stockholder whose quotas represent all or substantially all of his, her or its assets under Section 419 of the German Civil Code hereby agrees that he, she or it shall apply the proceeds of any sales of Aggregate Parent Shares to his, her or its liabilities prior to any other disposition of such proceeds. The Company and the Selling Stockholders hereby agree that Parent and Acquisition Sub shall be entitled to rescind this Agreement in the event that Parent and/or Acquisition Sub becomes subject to significant liabilities under Section 419 of the German Civil Code.

      (c) Selling Stockholder has received and read information concerning the Company and Parent, including without limitation the SEC Documents (as defined below) and Parent Financial Statements, and has had an opportunity to ask questions and receive answers from representatives of Parent and the Company concerning the terms of the Acquisition, the Company and Parent.

      (d) (i) Neither Selling Stockholder nor any person for the account or benefit of whom Selling Stockholder is acting is a "U.S. Person," as that term is defined in Rule 902 of Regulation S of the Securities Act of 1933, as amended (the "Securities Act"), including but not limited to: (i) a natural person resident in the United States (which term includes the United States of America, its territories and possessions, any state of the United States and the District of Columbia); (ii) a partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. Person; (iv) any trust of which any trustee is a U.S. Person; (v) any agency or branch of a foreign entity located in the United States; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person or held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States; or (vii) any foreign partnership or corporation formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) of Regulation D under the Securities Act) who are not natural persons, estates or trusts.

            (ii) Without limiting Selling Stockholder's rights under Article VII hereof, Selling Stockholder acknowledges that the Aggregate Parent Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Selling Stockholder is aware of the provisions of Rule 144 promulgated under the Securities Act, which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about Parent, the resale occurring not less than two years after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three month period not exceeding specified limitations.

            (iii) Selling Stockholder acknowledges and agrees that Parent is relying on the foregoing representations and the covenants contained in Article VII hereof to ensure that the offer, issuance and sale by Parent of the Aggregate Parent Shares are exempt from the registration requirements of the Securities Act by virtue of Regulation S thereunder.

      (e) Selling Stockholder has had an opportunity to review with its own tax advisors the tax consequences to Selling Stockholder of the Acquisition and the transactions contemplated by this Agreement. Selling Stockholder understands that it must rely solely on its advisors and not on any statements or representations by Parent, the Company or any of their agents. Selling Stockholder understands that it (and not Parent or the Company) shall be responsible for its own tax liability that may arise as a result of the Acquisition or the transactions contemplated by this Agreement.

      (f) Selling Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Selling Stockholder and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, constitutes the valid and binding obligation of the Selling Stockholder, enforceable against the Selling Stockholder in accordance with its terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

      (g) Except as described on Schedule IIA to this Agreement, the Selling Stockholder has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      (h) Except as set forth on Schedule IIA to this Agreement, the execution and delivery of this Agreement by the Selling Stockholder do not, and, as of the Closing Date, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Company's Charter, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license required to be set forth in
Section 2.14(a) of the Company Disclosure Letter, (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, except, in the case of clauses (ii) and (iii), to the extent any such conflict, violation, default or loss would not have a Material Adverse Effect or (iv) any other contract or agreement to which the Selling Stockholder is a party.

      (i) Prior to the Acquisition, Selling Stockholder is not a shareholder of Parent, either directly or indirectly through the ownership of any interest in any third party that, to the knowledge of the Selling Stockholder, is a shareholder of Parent, nor is Selling Stockholder a director or officer of any shareholder of Parent.

      (j) In the event that Selling Stockholder is a partner in NetCS Mitarbeiter GbR, such Selling Stockholder represents and warrants to Parent and Acquisition Sub that there are no outstanding liabilities of NetCS Mitarbeiter GbR. Each Selling Stockholder who is a partner in NetCS Mitarbeiter GbR agrees that he or she shall, jointly and severally, assume any liabilities of NetCS Mitarbeiter GbR and shall indemnify the Company and hold it harmless from any liabilities arising out of the Company's participation in NetCS Mitarbeiter GbR until such time as the Company shall no longer participate in NetCS Mitarbeiter GbR. Effective as of the Closing, the Company shall no longer be a partner in NetCS Mitarbeiter GbR.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                           PARENT AND ACQUISITION SUB

      Parent and Acquisition Sub represent and warrant to the Company and the Selling Stockholders as follows:

      3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of The Netherlands. Each of Parent and Acquisition Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets, financial condition or results of operations of Parent or the ability of Parent and Acquisition Sub to consummate the transactions contemplated hereby.

      3.2 Authority. Parent and Acquisition Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Acquisition Sub, and no further action is required on the part of Parent to authorize the Acquisition, this Agreement and the transactions contemplated hereby except as expressly set forth elsewhere herein. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming due authorization, execution and delivery by the Company and the Selling Stockholders, constitutes the valid and binding obligation of Parent and Acquisition Sub, in each case enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

      3.3 No Conflict. The execution and delivery of this Agreement do not, and, as of the Closing Date, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under (i) any provision of the Articles of Incorporation or Bylaws (or other charter documents) of Parent and Acquisition Sub or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets, other than any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a material adverse effect on the ability of Parent and Acquisition Sub to consummate the transactions contemplated hereby.

      3.4 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party is required by or with respect to Parent and Acquisition Sub in connection with the execution and delivery of this Agreement by Parent and Acquisition Sub or the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable U.S. state and federal securities laws and the laws of any foreign country, (ii) such filings as may be required with respect to listing of the Aggregate Parent Shares on the Nasdaq National Market and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby.

      3.5 SEC Documents; Parent Financial Statements. Parent is a reporting company under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"). Parent has furnished or made available to the Company for delivery to the Selling Stockholders true and complete copies of (i) the final prospectus dated March 14, 1996 included in its Registration Statement on Form S-1, as declared effective by the U.S. Securities and Exchange Commission (the "SEC") on March 9, 1996, and (ii) all other reports and registration statements filed with the SEC under the Exchange Act since such date, all in the form (including exhibits) so filed (collectively (including, without limitation, such final prospectus), the "SEC Documents"). The SEC Documents include all forms, reports, statements and other documents required to be filed by Parent with the SEC since March 14, 1996. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. As of the date hereof, no additional filings or amendments to previously filed SEC Documents are required pursuant to such rules and regulations. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and fairly present the consolidated financial position of Parent at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements. Parent has no material obligations other than (i) those set forth in the Parent Financial Statements and (ii) those not required to be set forth in the Parent Financial Statements under U.S. generally accepted accounting principles, as of the respective dates of the financial statements.

      3.6 Absence of Certain Changes or Events. Except as set forth in the SEC Documents, since June 30, 1996, Parent has conducted its business in the ordinary course and there has not occurred any event the affect of which has been, or could reasonably expected to be, material and adverse to the business, assets, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, or on the ability of Parent to consummate the transactions contemplated hereby.

      3.7 Litigation. There is no action, suit, claim, proceeding or arbitration of any nature pending or, to the best knowledge of Parent, threatened, nor is Parent aware of any pending or threatened investigation against Parent or any of its properties that could reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of Parent and its subsidiaries, taken as a whole.

      3.8 Broker's and Finder's Fees. No broker, finder or investment banker is entitled to any brokers', finders' or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

      3.9 Parent Common Stock. The shares of Parent Common Stock, when issued in the Acquisition in compliance with this Agreement, will be validly issued, fully paid and nonassessable and will be listed on the Nasdaq National Market.

      3.10 Compliance with U.S. Securities Laws. Assuming the accuracy of the representations set forth in Article IIA and the covenants contained in Article VII, the offer, issuance and sale by Parent of the Aggregate Parent Shares are exempt from the registration requirements of the Securities Act by virtue of Regulation S thereunder.

      3.11 Pooling Matters. Neither Parent nor any of its affiliates has, to its knowledge and based upon consultation with its independent accountants, taken or agreed to take any action that would affect adversely the ability of Parent to account for the transactions contemplated by this Agreement as a pooling of interests in accordance with U.S. generally accepted accounting principles.

      3.12 Parent Affiliates. Based solely on information available to Parent without further investigation by Parent, and contemplating the employment agreements expected to be entered into in connection with the Acquisition and the reporting and other relationships, if any, between Parent or any of its subsidiaries and the respective Selling Stockholders following consummation of the Acquisition, Parent has no reason to believe that any of the Selling Stockholders would be deemed to be affiliates of Parent within the meaning of Rule 144 promulgated under the Securities Act.

                                   ARTICLE IV

                        CONDUCT PRIOR TO THE CLOSING DATE

      4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company agrees (except to the extent that Parent shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due unless validly withheld and appropriately reserved for, to pay its employees only their regular monthly salaries, to pay no bonuses to employees of the Company (other than in the ordinary course), to make no other extraordinary payments to its employees or stockholders, including, without limitation, dividends or other distributions with respect to its outstanding capital stock or equivalent ownership interests, to issue no additional capital stock or equivalent ownership interests or repay any bona fide debt owed to stockholders other than strictly in accordance with the written terms of such debt as provided to Parent, to incur no indebtedness or make any purchases other than in the ordinary course, to pay or perform other obligations consistent in all material respects with past practice, and, to the extent consistent with such business and except as agreed to by Parent and the Company, use all reasonable efforts consistent with past practice and policies to preserve intact the Company's present business organization and Company Intellectual Property Rights, keep available the services of its present officers and key employees and consultants and preserve their relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, all with the goal of preserving unimpaired the Company's goodwill and ongoing businesses at the Closing Date. The Company shall not, without the consent of Parent, take any action or make any filings with any governmental or judicial agency, department or other authority that would modify or alter the Company's corporate, legal or regulatory status, and will not form or finance or contribute any property to any new business entity. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company, and any material event involving the Company.

            4.2   No Solicitation.

            (a) Until the Closing Date or the date of termination of this Agreement pursuant to the provisions of Section 10.1 hereof, whichever shall occur first, neither the Selling Stockholders nor the Company shall (nor shall the Company or Selling Stockholders permit any of the Company's officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent, Acquisition Sub and their designees: (i) solicit, conduct discussions with or engage in negotiations with any person, relating to the possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock (or equivalent ownership interests), purchase of assets or otherwise) or any material portion of its or their capital stock (or equivalent ownership interests) or assets, (ii) provide information with respect to it or any of its subsidiaries to any person, other than Parent, relating to the possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock (or equivalent ownership interests), purchase of assets or otherwise) or any material portion of its or their capital stock (or equivalent ownership interests) or assets, (iii) enter into an agreement with any person, other than Parent, providing for the acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock (or equivalent ownership interests), purchase of assets or otherwise) or any material portion of its or their capital stock (or equivalent ownership interests or assets or (iv) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock (or equivalent ownership interests), purchase of assets or otherwise) or any material portion of its or their capital stock (or equivalent ownership interests) or assets by any person, other than by Parent.

            (b) If prior to the earlier of the Closing Date or the termination of this Agreement the Company, any of its subsidiaries or any Selling Stockholder receives any bona fide offer or proposal relating to any of the above, the Company or such Selling Stockholder shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

      5.1 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives ("Representatives") reasonable access during normal business hours upon reasonable notice during the period prior to the Closing Date to all of the Company's properties, books, contracts, commitments, records and all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, including without limitation access upon reasonable request to the Company's employees, customers and vendors for due diligence inquiry. The Company agrees to provide to Parent and its Representatives copies of internal financial statements, business plans and projections promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

      5.2 Confidentiality. Each party to this Agreement will refrain from disclosing any confidential or proprietary information about or belonging to another party to this Agreement received in the course of any due diligence investigation or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby (the "Evaluation Material") and from using the Evaluation Material other than in connection with consideration of the transactions proposed in this Agreement. Each party also shall use reasonable care to prevent disclosure of any Evaluation Material to third parties (which shall mean at least the same degree of care that such party uses in the protection of its own proprietary or confidential information). Upon request of a party, the other parties shall promptly return or destroy all copies of Evaluation Material in their possession, and no copy thereof shall be retained. Each party agrees to be responsible for ensuring compliance with this provision by its employees, directors, agents and other representatives. "Evaluation Material" shall not be deemed to include information that (a) was in the receiving party's possession prior to receipt from the disclosing party, (b) becomes generally available, other than as a result of the receiving party's fault, (c) becomes available to the receiving party from a third party under no non-disclosure obligation, or
(d) is developed independently by the receiving party. Such obligations of confidentiality shall expire with respect to Parent and Acquisition Sub effective and contingent upon the Closing of the Acquisition.

      5.3 Expenses. All fees and expenses incurred in connection with the Acquisition, including without limitation all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation of the terms and conditions of this Agreement and the consummation of the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, provided any legal, financial advisory, consulting or other similar fees incurred by the Company for the benefit of the Selling Stockholders shall be paid or reimbursed by such Selling Stockholders, and provided further that Acquisition Sub shall pay the legal expenses incurred by the Selling Stockholders in connection with the negotiation of the terms and conditions of this Agreement and the transactions contemplated hereby in an amount not in excess of U.S. $10,000. Notary fees shall be paid half by the Selling Stockholders and half by Acquisition Sub.

      5.4 Public Disclosure. Upon execution and delivery of this Agreement by the parties hereto, Parent and the Company shall release a jointly prepared announcement describing the Acquisition. Except as aforesaid, prior to the Closing Date no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, such approval not to be unreasonably withheld; provided that the foregoing shall not preclude any party from making any announcement or other disclosure if such party is advised by its counsel that such announcement or disclosure is required to be made by law or the rules of the Nasdaq National Market.

      5.5 Consents. Parent and the Company shall promptly apply for or otherwise seek, and use their respective best efforts to obtain, all consents and approvals required to be obtained for the consummation of the Acquisition, and the Company shall use its best efforts to obtain all consents, waivers and approvals under any of the Company's agreements, contracts, licenses or leases in order to preserve its rights and benefits thereunder.

      5.6 Legal Requirements. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all reasonable actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to (i) consummate and make effective the transactions contemplated hereby, (ii) to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and (iii) to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

      5.7 Employment Agreements. On or prior to the Closing Date, the Company shall enter employment agreements with Marco Brueders, Bernd Grohmann, Jens-Peter Haack, Oliver Kofrmacher, Stefan Koehler, Rick Kuhlbars, Jochen Roehrig, Thomas Schaefer, Clemens Schrimpe and Cornelia Sternke, in form satisfactory to Parent, the Company and such individuals. Compensation arrangements during the first year of such employment agreements shall consist of base salary (or on-target compensation for commissioned salespersons) no less than the base salary (or on-target compensation for commissioned salespersons) for each employee in effect as of December 31, 1995.

      5.8 Spousal Consents. Each Selling Stockholder who is an individual shall present three (3) days prior to the Closing the written consent of such Selling Stockholder's spouse to such Selling Stockholder's execution of the Agreement, sale of the Company Capital Stock and consummation of the other transactions contemplated hereby.

      5.9 Loans to Company Each Selling Stockholder agrees that it will not demand repayment on loans previously made by such Selling Stockholder to the Company for a period of six (6) months following the Closing Date. Subject to the foregoing and subject to a recalculation of the interest amount accrued on such loans, Parent agrees that it will honor the existing terms of such loans as described in Section 2.30 of the Company Disclosure Letter. Each Selling Stockholder agrees that such Selling Stockholder shall repay to the Company all interest paid on interest to such Selling Stockholder under such loans within thirty (30) days following the Closing Date.

      5.10 Bank Guarantees. Parent and Acquisition Sub shall indemnify the Selling Stockholders from and against any claims made by Dresdner Bank AG under certain guarantees described in the Company Disclosure Letter ("Buergschaften") extended by the Selling Stockholders for the direct benefit of the Company. Parent and Acquisition Sub shall use their best efforts to cause Dresdner Bank AG to release such guarantees.

      5.11 Option Pool. Parent shall reserve 350,000 shares of Parent Common Stock for issuance upon exercise of stock options to be granted to key employees of the Company, such options to be granted by Parent's Board of Directors based on the recommendations of management of the Company and consistent with past practice by Parent. Such option grants shall be made on terms no more and no less favorable than the terms of options granted to current employees of Parent. The Selling Stockholders hereby waive any current and/or future rights they might have to profit distributions as described under Section 2.23 of the Company Disclosure Letter.

      5.12 Company Accountants and Auditors. From and after the Closing Date, the Company agrees that Parent or Acquisition Sub shall appoint the independent accountants and auditors for the Company at its sole discretion.

      5.13 Operating Plan and Financial Statements. Prior to the beginning of each calendar year following the Closing Date, Parent and senior management of the Company then employed shall mutually agree upon an Operating Plan for the Company setting forth projections regarding minimum total net revenues, total cost of sales, headcount and cash requirements for the Company for the ensuing year. Once adopted, an Operating Plan may be revised with the mutual consent of Parent and such senior management of the Company. The initial Operating Plan is set forth in Schedule 5.13 hereto. From and after the Closing Date, the Company shall deliver to Parent monthly financial statements, prepared in accordance with GAAP, within three (3) business days of the end of each calendar month.

      5.14 Disposition of Aggregate Parent Shares. Notwithstanding Article VII hereof, each Selling Stockholder agrees that it will not dispose of the Aggregate Parent Shares acquired by such Selling Stockholder in the Acquisition prior to public issuance by Parent of financial results reflecting at least thirty (30) days of combined operations of Parent and the Company. Parent shall give prompt written notice to the Selling Stockholders of such public issuance.

      5.15 Notification of Certain Matters. The Company and the Selling Stockholders shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company and the Agent on behalf of the Selling Stockholders, of (i) the occurrence or non-occurrence of any event, the occurrence or nonoccurrence of which may cause any representation or warranty of the Selling Stockholders and Parent, respectively, contained in this Agreement to be untrue or inaccurate at the Closing Date and (ii) any failure of the Company, the Selling Stockholders or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them hereunder, provided, however, that the delivery of any notice pursuant to this Section 5.15 shall not limit or otherwise affect any remedies available to the party receiving such notice.

      5.16 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                   ARTICLE VI

                          CONDITIONS TO THE ACQUISITION

      6.1 Conditions to Obligations of Selling Stockholders. The obligations of the Selling Stockholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing and on behalf of all Selling Stockholders, by the Agent:

            (a) The Board of Directors of Parent shall have approved the transactions contemplated by this Agreement.

            (b) The Company and the Selling Stockholders shall have completed their due diligence of Parent and Acquisition Sub to the reasonable satisfaction of the Company and the Selling Stockholders.

            (c) The representations and warranties of Parent and Acquisition Sub in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, each of Parent and Acquisition Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date, and the Selling Stockholders shall have been provided with a certificate, dated the Closing Date and executed on behalf of Parent by its President or any Vice President to such effect.

            (d) The Selling Stockholders shall have received the legal opinion from Venture Law Group and certificates referred to in Section 1.6(a)(i)-(iv) and the legal opinions and certificates referred to in Section 1.6(c).

            (e) Parent, Acquisition Sub and the Escrow Agent (as hereinafter defined) shall have executed and delivered the Escrow Agreement.

            (f) There shall not be in effect any order of a court of competent jurisdiction preventing consummation of the Acquisition, nor shall there have been taken any action, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by a Governmental Entity that makes consummation of the Acquisition illegal.

      6.2 Conditions to the Obligations of Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Parent:

            (a) Parent and Acquisition Sub shall have completed their due diligence of the Company and the Selling Stockholders to the reasonable satisfaction of Parent and Acquisition Sub.

            (b) The representations and warranties of the Company and the Selling Stockholders in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, the Company and the Selling Stockholders shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date, and Parent shall have been provided with a certificate, dated the Closing Date and executed on behalf of the Company by its Managing Directors (Geschaeflsfuehrer) and by or on behalf of (by the Agent or an attorney-in-fact) the Selling Stockholders to such effect.

            (c) All material consents, waivers and approvals listed on the Company Disclosure Letter or as otherwise may be required to be obtained in order to enable the Company to continue to enjoy all of its material rights and benefits following consummation of the Acquisition, and the spousal consents described in Section 5.8, shall have been obtained.

            (d)   Parent shall have received the legal opinion referred to in
Section 1.6(b)(iv).

            (e) Parent shall have received an opinion from Coopers & Lybrand L.L.P. that the transactions contemplated by this Agreement qualify for "pooling of interests" accounting treatment.

            (f) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition challenging the Acquisition or limiting or restricting Parent's conduct or operation of the business of the Company (or its own business) following the Acquisition shall be in effect, nor shall any proceeding brought by any Governmental Entity, in the U.S., Germany or otherwise, seeking any of the foregoing be pending.

            (g) No action, suit, claim or proceeding of any nature shall be pending or threatened against Parent, Acquisition Sub or the Company, their respective properties or any of their officers or directors, arising out of, in any way connected with, or seeking to prevent the Acquisition or the other transactions contemplated by the terms of this Agreement.

            (h) From the date hereof through the Closing Date, there shall not have occurred any material adverse change in the business, assets (including intangible assets), financial condition, results of operations or prospects of the Company, unless such change shall have been disclosed in the Company Disclosure Letter.

            (i) The agreements described in Section 5.7 (including the proprietary information and confidentiality agreements attached thereto) shall have been duly executed and delivered by Marco Brueders, Bernd Grohmann, Jens-Peter Haack, Oliver Kofrmacher, Stefan Koehler, Rick Kuhlbars, Jochen Roehrig, Thomas Schaefer, Clemens Schrimpe and Cornelia Sternke and shall be in full force and effect.

            (j) The Selling Stockholders shall assign and transfer to Acquisition Sub the quotas exchanged hereunder under a notarial deed representing one hundred percent (100%) of the Company Capital Stock.

            (k) All outstanding options, warrants or other rights to purchase shares of Company Capital Stock that have not been exercised shall, immediately prior to the Closing Date, expire or be canceled such that the holder thereof shall have no further rights with respect thereto following the Closing Date.

            (l) The Managing Director of the Company and the partners of NetCS Mitarbeiter GbR, respectively, shall have approved the transfers of quotas which occurred on February 14, 1991 and January 14, 1993, and the partners of NetCS Mitarbeiter GbR shall have consented to any stockholder resolution adopted by the stockholders of the Company in which NetCS Mitarbeiter GbR participated.

                                   ARTICLE VII

                            SECURITIES LAW COMPLIANCE

      7.1   Restrictions on Transfer of Parent Common Stock; Legends.

            (a) Each Selling Stockholder agrees that, prior to forty (40) days after the Closing Date, he, she or it will not offer, sell, transfer or otherwise dispose of the Aggregate Parent Shares received by him, her or it pursuant hereto unless (i) such offer, sale, transfer or other disposal is not made to a U.S. person (as that term is defined in Rule 902 of Regulation S promulgated under the Securities Act); (ii) such offer, sale, transfer or other disposal is made in accordance with the provisions of Rule 903 or 904 of Regulations S promulgated under the Securities Act, pursuant to registration of the Aggregate Parent Shares under the Securities Act or pursuant to Rule 144 promulgated under the Securities Act or another available exemption from the registration requirements of the Securities Act (including, without limitation, Section 4(1) of the Securities Act); (iii) all offering materials and documents (if any) used in connection with such offers, sales, transfers or other disposals bear the statements required by Rule 902(h)(2) of Regulation S promulgated under the Securities Act; and (iv) each distributor (if any) selling Aggregate Parent Shares to a distributor, a dealer (as defined in Section 2(12) of the Securities Act) or to a person receiving a selling concession, fee or other remuneration in respect of the securities sold sends a confirmation or other notice to the purchaser stating that the purchaser is subject to the same restrictions on offers, sales, transfers and other disposals that apply to a distributor.

            (b) Each certificate representing the Aggregate Parent Shares shall be stamped or otherwise imprinted with one or more of the following legends:

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES, ITS TERRITORIES, POSSESSIONS, OR AREAS SUBJECT TO ITS JURISDICTION, OR TO OR FOR THE ACCOUNT OR BENEFIT OF A "U.S. PERSON" AS THAT TERM IS DEFINED IN RULE 902 OF REGULATION S PROMULGATED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, AT ANY TIME PRIOR TO FORTY (40) DAYS AFTER THE ISSUANCE OF THIS CERTIFICATE."

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER CONTAINED IN A STOCK PURCHASE AGREEMENT DATED AUGUST 29, 1996 PURSUANT TO WHICH SUCH SECURITIES WERE ORIGINALLY ISSUED BY ISOCOR. A COPY OF SUCH AGREEMENT MAY BE OBTAINED FROM THE SECRETARY OF ISOCOR AT ITS PRINCIPAL OFFICE.

      Upon request, Parent will reissue certificates for the Aggregate Parent Shares without the restrictive legends commencing on the later of (i) forty (40) days after the Closing of the Acquisition or (ii) upon public issuance by Parent of financial results reflecting at least thirty (30) days of combined operations of Parent and the Company.

            (c) In connection with the limitations on disposition with respect to the Aggregate Parent Shares contained in this Agreement, each Selling Stockholder acknowledges that Parent will issue stop transfer instructions to its transfer agent with respect to such shares to the effect that no transfer shall be permitted unless made in compliance with this Section 7.1 and with
Section 5.14 of this Agreement.

      7.2 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Aggregate Parent Shares to the public without registration, Parent agrees to use all reasonable efforts to:

            (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

            (b) file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and Exchange Act; and

            (c) furnish to any Selling Stockholder forthwith upon request a written statement by Parent as to its compliance with the reporting requirements of said Rule 144, a copy of the most recent annual or quarterly report of Parent, and such other reports and documents of Parent and other information in the possession of or reasonably obtainable by Parent as a Selling Stockholder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Selling Stockholder to sell any such securities without registration.

                                  ARTICLE VIII

                         SURVIVAL OF REPRESENTATIONS AND
                          WARRANTIES; INDEMNITY; ESCROW

      8.1 Survival of Representations, Warranties and Covenants. All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement and all covenants to be performed prior to the Closing Date shall survive the Closing for a period ending on the date two (2) years after the Closing Date, except that the representations and warranties set forth in paragraphs (a) and (b) of Article IIA shall survive indefinitely and the representations and warranties set forth in Section 2.10 shall survive until thirty (30) days following expiration of all applicable statutes of limitations (including extensions or waivers thereof).

      8.2 Agreement to Indemnify. Subject to the limitations set forth herein, the Selling Stockholders, jointly and severally, agree to indemnify, defend and hold harmless Parent, Acquisition Sub, the Company (from and after the Closing) and their respective affiliates, officers, directors, employees, advisors and shareholders (collectively, the "Parent Group Members") from and against any and all losses, expenses, liabilities or other damages, including interest and penalties (collectively, "Damages") by reason of or otherwise arising out of any breach of any representation or warranty made by the Company or the Selling Stockholders in
Article II (as qualified by the Company Disclosure Letter) or such Selling Stockholder in Article IIA, or any covenant to be performed by the Company prior to the Closing or by such Selling Stockholder hereunder.

      8.3 Costs Included. The amounts for which any Parent Group Member may seek indemnification under this Article VIII shall extend to, and as used herein the term "Damages" shall include, attorneys' fees, accountants' fees, costs of litigation and other expenses actually incurred by them in the defense of any claim asserted against them and any amounts paid in settlement or compromise of any claim asserted against them, but only to the extent that the claim asserted is or would have been subject to the indemnification provisions of Section 8.2.

      8.4 Limitation on Indemnity. With respect to the inaccuracy of the representations or the breach of the warranties referred to in Section 8.2 due to the unintentional or negligent acts or omissions of the Selling Stockholders, but not due to the intentional or fraudulent acts or omissions of the Selling Stockholders, the aggregate indemnification by the Selling Stockholders referred to in Section 8.2 shall be limited under all circumstances to the portion of the Escrow Fund contributed on behalf of each Selling Stockholder and, after expiration of the escrow period, to an amount obtained by multiplying (i) the shares contributed to the Escrow Fund on behalf of each Selling Stockholder by
(ii) the Average Price; provided, however, that the indemnification by the Selling Stockholders who hold partnership interests in NetCS Mitarbeiter GbR shall be limited to the shares allocable to such Selling Stockholders upon liquidation of NetCS Mitarbeiter GbR and, after expiration of the escrow period, to an amount obtained by multiplying (i) such allocable shares by (ii) the Average Price. In case of indemnification due to intentional or fraudulent act or omission, only the Selling Stockholder or the Selling Stockholders who is or who are responsible for the intentional or fraudulent act or omission shall be obligated to indemnify under this Article VIII.

      8.5 De minimus Limitation. Notwithstanding the other sections of this
Article VIII, the Selling Stockholders shall have no liability with respect to the inaccuracy of any representations or the breach of any of the warranties referred to in Section 8.2 for the first U.S. $50,000 in aggregate Damages, but shall be liable for all such Damages (including the first U.S. $50,000 of such Damages) for any such Damages beyond the first U.S. $50,000 in aggregate Damages with respect to any inaccuracy of any representations or the breach of any of the warranties referred to in Section 8.2.

      8.6 Further Limitation. Prior to taking recourse to the Escrow Fund or to requiring indemnification, Parent shall use reasonable efforts to consult with the Selling Stockholders regarding the subject matter of the potential claim and shall provide the Selling Stockholders a reasonable opportunity to remedy the subject of the potential claim. Notwithstanding the foregoing, nothing in this
Section 8.6 shall limit the ability of Parent to take recourse to the Escrow Fund or to require indemnity under this Article VIII.

      8.7 Indemnification Procedures. Parent agrees to give the Agent on behalf of the Selling Stockholders, prompt written notice of any event or assertion of which it has knowledge concerning any claim for Damages as to which it may request indemnification hereunder. Failure to so notify the Agent shall not relieve the Selling Stockholders of any liability they may have to any Parent Group Member except to the extent that the defense of any claim or demand asserted by a third party is materially prejudiced by such failure to notify, and only so long as the Agent and the Selling Stockholders did not receive or otherwise have actual notice thereof. Each party will cooperate with the other in determining the validity of any such third party claim or assertion. If the Damages relate to a claim or demand asserted by a third party, the Agent on behalf of the Selling Stockholders shall have the right at its expense to participate in the defense of any such claim or demand, and the Parent agrees not to settle such claim or demand without the Agent's consent, which consent shall not be withheld unreasonably.

      8.8   Escrow Arrangements

            (a) As soon as practicable after the Closing Date, Parent shall cause to be deposited with the corporate Secretary of Parent (or other person or entity acceptable to Parent and the Agent) as Escrow Agent (the "Escrow Agent"), shares of Parent Common Stock which comprise the Escrow Amount, such deposit to constitute an escrow fund (the "Escrow Fund") to be held in escrow for the benefit of the Selling Stockholders pursuant to an Escrow Agreement reasonably satisfactory to Parent, the Company and the Agent.

            (b) To the extent any Parent Group Member becomes entitled to indemnity as a result of any Damages, Parent shall be entitled to set off and apply against such Damages the appropriate remaining portion of the Escrow Amount, based on the Average Price, in accordance with the terms of the Escrow Agreement and this Article VIII. Any such set-off shall be applied on a pro rata basis to the interests of the Selling Stockholders in the Escrow Amount. The Escrow Agreement shall provide that any portion of the Escrow Amount still remaining shall be released not later than the first to occur of the first anniversary of the Closing Date or the publication of combined audited financial statements for the year ending December 31, 1996, subject to continual maintenance in the Escrow Fund of any portion of the Escrow Amount necessary to cover any claims for Damages made by a Parent Group Member prior to the release date.

      8.9 Mechanics of Making Claims During Escrow Period. The amount of Damages to be paid from the Escrow Fund shall be determined in the manner hereinafter provided:

            (a) Parent shall provide written notice to the Agent of a claim for indemnification, including a brief description of the facts upon which such claim is based and the amount of the claim. Not less than thirty (30) but within forty (40) days following the receipt by the Agent of written notice from Parent of a claim of indemnification pursuant to this Section 8.9, the Escrow Amount shall be reduced as described in Section 8.8 above.

            (b) If the Agent shall, in good faith, notify Parent in writing of his or her objection to a claim of indemnification within thirty (30) days following its receipt by the Agent, the aggregate amount of Damages as to which such objection applies payable by the Selling Stockholders from the Escrow Amount shall not be determined, and no distribution from the Escrow Amount will be made with respect thereto, until the rights of the Selling Stockholders and Parent with respect thereto have been agreed upon between the Agent and Parent or until such rights are finally determined by binding arbitration in London, England pursuant to the procedures established by the International Chamber of Commerce. Such arbitration shall be conducted by one (1) arbitrator mutually acceptable to Parent and the Agent. If the parties are unable, within sixty (60) days of such notification of claim by Parent, to agree upon an arbitrator, an arbitrator shall be appointed pursuant to the procedures of the International Chamber of Commerce. The costs and expenses (including reasonable counsel fees) of any such arbitration shall be borne by the party against whom the award is rendered or, in the case of an award of a portion of the amount claimed, will be shared equally by Parent and the Selling Stockholders, from the Escrow Amount if available. Any such arbitration order may be entered in any court having jurisdiction thereof. In all events, such arbitrator shall render a decision and all Escrow Amount distributions required to be made as a result of that decision will be issued prior to the third anniversary of the Closing Date. The decision of any such arbitrator and any such arbitration award shall be binding on Parent and each Selling Stockholder, without the right to appeal.

                                   ARTICLE IX

                                 APPOINTMENT OF
                         AGENT FOR SELLING STOCKHOLDERS

      9.1   Appointment of Agent.

            (a) Power of Attorney. Upon execution of this Agreement, and without further act of any Selling Stockholder, Marco Brueders shall be appointed as agent and attorney- in-fact (the "Agent") for each Selling Stockholder on whose behalf shares of Parent Common Stock are to be deposited into escrow, to give and receive certificates, notices and communications, to authorize delivery to Parent of shares from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and to comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Agent for the accomplishment of any action required or permitted to be taken by the Selling Stockholders hereunder or under the Escrow Agreement. Such agency may be changed by the Selling Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent and Escrow Agent; provided that the Agent may not be removed unless holders of a two-thirds interest of the Escrow Amount agree to such removal and to the identity of the substituted agent. No bond shall be required of the Agent, and the Agent shall not receive compensation for his or her services. Notices or communications to or from the Agent shall constitute notice to or from each of the Selling Stockholders.

            (b) Limitation of Liability. The Agent shall not be liable for any act done or omitted hereunder as Agent while acting in good faith and in the exercise of reasonable judgment. The Selling Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Agent and hold the Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Agent and arising out of or in connection with the acceptance or administration of the Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Agent.

            (c) Actions of the Agent. A decision, act, consent or instruction of the Agent shall constitute a decision of all the Selling Stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Selling Stockholders. In connection with any such decision, act, consent or instruction, the Agent shall be entitled to rely upon the written consent or instruction by holders of a majority in interest of the Escrow Amount on behalf of all such holders. The Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Agent as being the decision, act, consent or instruction of each every such stockholder of the Company. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Agent.

                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

      10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

            (a) by mutual consent of the Company, on behalf of the Selling Stockholders, and Parent; or

            (b) by the Company, on behalf of the Selling Stockholders, or Parent, if the Closing has not occurred by September 30, 1996, other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement which are required to be performed at or prior to the Closing Date; or

            (c) by Parent, within five (5) days following its receipt of the final Company Disclosure Letter, if in its sole discretion the results of its financial or legal due diligence investigation of the Company is not satisfactory in all respects; or

            (d) by Parent if there shall be an order of a court of competent jurisdiction in effect preventing consummation of the Acquisition; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity which would (i) make the consummation of the Acquisition illegal, (ii) prohibit ownership or operation by Parent, Acquisition Sub or the Company of all or a material portion of the business of the Company; or (iii) compel Parent or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company or Parent as a result of the Acquisition; or

            (e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or any Selling Stockholders, provided that, if such breach is curable by the Company or such Selling Stockholder within ten (10) days through the exercise of its reasonable best efforts, then for so long as the Company or such Selling Stockholder continues to exercise such reasonable best efforts Parent may not terminate this Agreement under this Section 10.1(e) unless such breach is not cured within such ten (10) day period; or

            (f) by the Company if it is not in breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Acquisition Sub, provided that, if such breach is curable by Parent within ten (10) days through the exercise of its reasonable best efforts, then for so long as Parent continues to exercise such reasonable best efforts the Company may not terminate this Agreement under this Section 10.l(f) unless such breach is not cured within such ten (10) day period.

      10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Acquisition Sub, the Selling Stockholders or the Company, or their respective officers, directors or stockholders; provided, however, that (i) each party shall remain liable for any breaches of this Agreement prior to its termination, (ii) the provisions of Sections 5.3 and 5.4 and Articles X and XI of this Agreement shall remain in full force and effect and survive any termination of this Agreement.and (iii) any quotas of Company Capital Stock and any Aggregate Parent Shares previously exchanged by the parties shall be returned to the Selling Stockholders in the case of Company Capital Stock and to Parent in the case of Aggregate Parent Shares.

      10.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto, provided that any requirements with respect to a notarial deed have been satisfied. For purposes of this Section 10.3, the Selling Stockholders agree that any amendment of this Agreement signed by the Agent shall be binding upon and effective against all Selling Stockholders whether or not they have signed such amendment.

      10.4 Extension; Waiver. At any time prior to the Closing Date, Parent and Acquisition Sub, on the one hand, and the Company, on behalf of the Selling Stockholders on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE XI

                               GENERAL PROVISIONS

      11.1 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered by hand, mailed by registered air mail (return receipt requested), postage prepaid, or delivered by recognized air courier, freight prepaid, or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a)   if to Parent or Acquisition Sub, to:
                                          ISOCOR
                                          3420 Ocean Park Boulevard
                                          Santa Monica, California 90405
                                          U.S.A.
                                          Attention:  President
                                          Facsimile No.:  (310) 581-8111

      with a copy to:                     Venture Law Group,
                                          A Professional Corporation
                                          2800 Sand Hill Road
                                          Menlo Park, California 94025
                                          U.S.A.
                                          Attention:  Elias J. Blawie
                                          Facsimile No.:  (415) 854-1121

      (b)   if to the Company, to:        NetCS Informationstechnik GmbH
                                          Katharinenstr. 17-18
                                          D-10711 Berlin
                                          Germany
                                          Attention:  Geschaeflsfuehrer
                                          Facsimile No.:  011 49 30 89 66 09 99

      with a copy to:                     Doeser, Amereller Noack
                                          Baker & McKenzie
                                          Kleiststr. 23-26
                                          10787 Berlin
                                          Germany
                                          Attention:  Andres Schollmeier
                                          Facsimile No.: 011 49 30 214 99 0 95

      (c)   if to the Agent, to:          Marco Brueders
                                          c/o NetCS Informationstechnik GmbH
                                          Katharinenstr. 17-18
                                          D-10711 Berlin
                                          Germany
                                          Facsimile No.: 011 49 30 89 66 09 99

      Each such notice or other communication shall for all purposes of this Agreement be treated as effective when received, and shall in any event be deemed to have been received (i) when delivered, if delivered personally or sent by telecopy and confirmed in writing, (ii) if sent by registered air mail, five
(5) business days after the same has been deposited in a regularly maintained receptacle for the deposit of the United States or German mail, as applicable, addressed and mailed as aforesaid, or (iii) two (2) business days after the business day of deposit with a recognized air courier, addressed and shipped as aforesaid.

      11.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

      11.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      11.4 Entire Agreement; Assignment. This Agreement, the schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder, except that the Agent shall have the express rights articulated in Article IX hereof and that the Parent Group Members shall be entitled to the indemnification provided in Article VIII hereof, and (c) shall not be assigned, by operation of law or otherwise, except as otherwise specifically provided and except that, other than with respect to Parent's obligations under Sections 1.5(a) and (c) and Article VII, Parent may assign its rights and delegate its obligations hereunder to any wholly owned subsidiary, directly or indirectly, of Parent, and to any party that acquires the Company or all or substantially all of its assets from Parent or its subsidiaries. Without limiting the generality of clause (b) of this Section 11.4, the transactions contemplated by this Agreement shall not be deemed to constitute the purchase of all or substantially all of the assets or any assumption of liabilities of the Company or any Selling Stockholder by Parent or Acquisition Sub pursuant to Section 419 of the German Civil Code, and neither Parent nor Acquisition Sub shall be liable to any creditor of the Company or any Selling Stockholder by reason of the consummation of the Acquisition or any other transaction contemplated hereby.

      11.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect, and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      11.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

      11.7 Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the parties hereunder shall be specifically enforceable.

      11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to applicable principles of conflicts of laws thereof, except to the extent the conflicts of laws provisions of any other jurisdiction require application of the substantive laws of such jurisdiction.

      11.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      11.10 English Language. The parties hereto agree that the transactions contemplated by this Agreement shall be conducted in the English language, that this Agreement, the schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein shall be written in English and that all financial information and notices provided by the parties pursuant to this Agreement, the schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein shall be in English.

IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Stock Purchase Agreement to be signed by their duly authorized respective officers and the Selling Stockholders have signed this Stock Purchase Agreement, all as of the date first written above.

"THE COMPANY"

NETCS INFORMATIONSTECHNIK GMBH

By:____________________________________

Name:__________________________________

Title:_________________________________

"PARENT"

ISOCOR

By:____________________________________

Name:__________________________________

Title:_________________________________

"ACQUISITION SUB"

ISOCOR B.V.

By:____________________________________

Name:__________________________________

Title:_________________________________

"SELLING STOCKHOLDERS"

_______________________________________
Carsten Bormann

_______________________________________
Marco Brueders

_______________________________________
Stefan Kohler

_______________________________________
Clemens Schrimpe

_______________________________________
Jochen Roehrig

NETCS MITARBEITER GBR

By:____________________________________

Name:__________________________________

Title__________________________________

_______________________________________
Jens-Peter Haack

_______________________________________
Oliver Korfmacher

_______________________________________
Cornelia Sternke

_______________________________________
Thomas Schaefer

                                  SCHEDULE 1.1

          SELLING STOCKHOLDER                 SHARES OF COMPANY CAPITAL STOCK
          -------------------                 -------------------------------
          Carsten Bormann                     20,000 (consisting of quotas
                                              of 10,000 and 10,000)

          Marco Brueders                      15,000 (consisting of quotas
                                              of 6,000 and 9,000)

          Stefan Koehler                      25,000 (consisting of quotas
                                              of 12,000, 8,000, 4,000 and
                                              1,000)

          Jochen Roehrig                      10,000 (consisting of quotas
                                              of 4,000, 4,000, 1,000 and
                                              1,000)

          Clemens Schrimpe                    19,000

          NetCS Mitarbeiter GbR               11,000

                                  SCHEDULE 1.2

         SELLING STOCKHOLDER                    APPLICABLE PERCENTAGE
         -------------------                    ---------------------
         Carsten Bormann                                 20%
         Marco Brueders                                  15%
         Stefan Koehler                                  25%
         Jochen Roehrig                                  10%
         Clemens Schrimpe                                19%
         NetCS Mitarbeiter GbR                           11%


   PARTNERS OF NetCS MITARBEITER GbR     APPLICABLE PERCENTAGE OF THE COMPANY
   ---------------------------------     ------------------------------------
          Jens Peter Haack                               5%
          Oliver Korfmacher                              5%
          Cornelia Sternke                               0.5%
          Thomas Schaefer                                0.5%